Civeo Corporation Initiates Regular Quarterly Dividend of $0.25 Per Share and Announces Renewal of Share Repurchase Authorization

HOUSTON & CALGARY, Alberta – (BUSINESS WIRE) – Sept. 5, 2023 – Civeo Corporation (NYSE: CVEO) (“Civeo” or the “Company”) today announced that its Board of Directors has declared a quarterly dividend of $0.25 per common share. The cash dividend is payable on September 29, 2023 to shareholders of record as of close of business on September 15, 2023. Going forward, Civeo intends to pay regular quarterly dividends, with all future dividend payments subject to quarterly review and approval by its Board of Directors.

The quarterly dividend is a new element in the Company’s capital allocation strategy, which has historically focused on debt reduction and returning capital to shareholders through share repurchases.

“Our disciplined approach to capital allocation has enabled us to reach our target net leverage ratio range of 1.00x to 1.25x while also repurchasing the equivalent of over 2.1 million Civeo common shares, or 12.4% of our fully diluted shares outstanding over the last two years. Looking ahead, we are pleased to add this quarterly dividend to our comprehensive capital allocation strategy to reflect the evolution of our business, our expected consistent cash flow generation and strong balance sheet position,” said Bradley J. Dodson, Civeo’s President and Chief Executive Officer.
Mr. Dodson concluded, “Our expected cash flow generation and ample liquidity underpin our confidence in initiating a $0.25 per share regular quarterly dividend. This dividend allows us to consistently return capital to shareholders while also supporting our core operations, pursuing attractive growth opportunities and continuing stock repurchases opportunistically. In conjunction with this capital allocation framework, we expect to maintain a target net leverage ratio of 1.00x - 1.25x, with flexibility to increase to 2.00x to pursue accretive growth opportunities.”

Please see our updated Investor Relations presentation on our website for more details on our capital allocation strategy moving forward.

Share Repurchase Authorization

In addition to the announcement of the quarterly dividend, the Company announced today that its Board of Directors has renewed its share repurchase authorization for the Company to repurchase up to 5% of its total common shares outstanding through the facilities of the New York Stock Exchange over the next twelve months.

Civeo intends to fund repurchases through cash on hand and cash generated from operations. The Company plans to opportunistically use this program as part of the aforementioned capital allocation strategy.

This share repurchase authorization is made in reliance on the “other published markets” exemption from the formal issuer bid requirements under applicable securities laws for normal course issuer bids and represents the maximum annual share repurchase authorization permitted under the exemption.

About Civeo

Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 24 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately

26,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, including its long-term operational and cash flow outlook, strategic priorities, guidance, current trends and liquidity needs, and expectations regarding the regular quarterly dividend and share repurchase program, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, inflation, global weather conditions, natural disasters, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400
2